Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS FIRST-QUARTER 2012 NET INCOME OF

$5.4 BILLION, OR $1.31 PER SHARE

REVENUE1 OF $27.4 BILLION, UP 24% OVER PRIOR QUARTER,

UP 6% OVER PRIOR YEAR

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Solid performance across most businesses, with particular strength in Investment Bank and improvement in Mortgage Banking

▪	Investment Bank reported strong performance driven by continued leadership and improved market conditions; maintained #1 ranking for Global Investment Banking Fees year-to-date

▪	Consumer & Business Banking average deposits up 8% and Business Banking loan originations up 8% compared with prior year

▪	Mortgage Banking application volume up 33% compared with prior year

▪	Credit card sales volume[2] up 12% compared with prior year

▪	Commercial Banking reported seventh consecutive quarter of loan growth, up 16% compared with prior year

▪	Treasury & Securities Services reported record assets under custody of $17.9 trillion, up 8% compared with prior year

▪	Asset Management reported record assets under supervision of $2.0 trillion, up 6% compared with prior year

•	Fortress balance sheet strengthened: Basel I Tier 1 common[1] of $128 billion, or 10.4%; estimated Basel III Tier 1 common[1] of 8.4%

•	Increased quarterly common stock dividend to $0.30 per share; authorized new $15 billion common equity repurchase program, of which up to $12 billion of repurchases is approved for 2012

•	First-quarter results included the following significant items:

▪	$1.8 billion pretax benefit ($0.28 per share after-tax increase in earnings) from reduced loan loss reserves, related to mortgage and credit card

▪	$1.1 billion pretax benefit ($0.17 per share after-tax increase in earnings) from the Washington Mutual bankruptcy settlement, in Corporate

▪	$2.5 billion pretax expense ($0.39 per share after-tax reduction in earnings) for additional litigation reserves, predominantly for mortgage-related matters, in Corporate

▪	$0.9 billion pretax loss ($0.14 per share after-tax reduction in earnings) from debit valuation adjustments (“DVA”) in the Investment Bank, resulting from tightening of the Firm’s credit spreads[3]

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on non-GAAP measures, including managed basis reporting, see page 13.
[2]	For notes on financial measures, see pages 13 and 14.
[3]	Whether positive or negative, the Firm does not consider DVA reflective of the underlying operations of the company.

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•	JPMorgan Chase Supported Consumers, Businesses and Our Communities

▪	Provided $62 billion of credit[2] to consumers in the first quarter

-	Issued new credit cards to 1.7 million people

-	Originated over 200,000 mortgages

▪	Provided over $4 billion of credit to U.S. small businesses, up 35% compared with prior year

▪	Provided $118 billion of credit[2] to corporations in the first quarter

▪	Raised $250 billion of capital for clients in the first quarter

▪	Nearly $13 billion of capital raised for and credit[2] provided to 780 nonprofit and government entities in the first quarter, including states, municipalities, hospitals and universities

▪	Hired more than 3,400 U.S. veterans since the beginning of 2011

New York, April 13, 2012 — JPMorgan Chase & Co. (NYSE: JPM) today reported first-quarter 2012 net income of $5.4 billion, compared with net income of $5.6 billion in the first quarter of 2011. Earnings per share were $1.31, compared with $1.28 in the first quarter of 2011.

Jamie Dimon, Chairman and Chief Executive Officer, commented on financial results: “The Firm reported strong revenue1 for the first quarter of 2012 of $27.4 billion, up 24% compared with the prior quarter and up 6% compared with prior year. While several significant items affected our results, overall, the Firm’s performance in the first quarter was solid. The Firm’s return on tangible common equity1 for the first quarter of 2012 was 16%, compared with 11% in the prior quarter and 18% in the prior year.”

Dimon continued: “We are pleased that our results for the quarter reflected positive credit trends for our consumer real estate and credit card portfolios. Estimated losses declined for these portfolios, and we reduced the related loan loss reserves by a total of $1.8 billion in the first quarter. However, with respect to our Mortgage Banking business, we expect to see elevated levels of costs and losses associated with mortgage-related issues for a while longer. Credit trends across our wholesale portfolios were stable and continued to be strong.”

Commenting on the balance sheet, Dimon said: “We strengthened our fortress balance sheet, ending the first quarter with a strong Basel I Tier 1 common ratio of 10.4%. We estimate that our Basel III Tier 1 common ratio was approximately 8.4% at the end of the first quarter.”

“Our strong balance sheet and earnings power allowed the Board to increase our annual dividend to $1.20 per share and authorize a new $15 billion equity repurchase program. The Company will constantly evaluate its best and highest use of capital. We will repurchase equity as deemed appropriate relative to our organic growth, investment opportunities, capital retention needs and the stock price.”

Dimon added: “JPMorgan Chase positively impacts the lives of millions of people and the communities in which they live. We are serving them each day, putting our resources and our voices to work on their behalf. During the first quarter of 2012, the Firm provided credit2 and raised capital of over $445 billion for our commercial and consumer clients. We provided more than $4 billion of credit to U.S. small businesses, up 35% compared with the prior year. We originated more than

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200,000 mortgages in the first quarter. To help struggling homeowners, we have offered more than 1.3 million mortgage modifications since 2009, and completed more than 490,000.”

Dimon concluded: “As we look toward the future, we continue to build our businesses by investing in infrastructure, systems, technology, and new products, and by adding bankers and offices around the world. The strengths that are embedded in this company — our people, client relationships, product capabilities, technology, global presence and fortress balance sheet — provide us with a foundation that is rock solid and an ability to thrive regardless of what the future brings.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the first quarters of 2012 and 2011 unless otherwise noted.

INVESTMENT BANK (IB)

Results for IB				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,321	$ 4,358	$8,233	$2,963	68%	($912)	(11)%
Provision for Credit Losses	(5)	272	(429)	(277)	NM	424	99
Noninterest Expense	4,738	2,969	5,016	1,769	60	(278)	(6)
Net Income	$1,682	$ 726	$2,370	$ 956	132%	($688)	(29)%

Discussion of Results:

Net income was $1.7 billion, down 29% from the prior year. These results reflected lower net revenue and a lower benefit from the provision for credit losses, partially offset by lower noninterest expense.

Net revenue was $7.3 billion, compared with $8.2 billion in the prior year. Investment banking fees were $1.4 billion (down 23%), which consists of debt underwriting fees of $818 million (down 16%), equity underwriting fees of $276 million (down 27%), and advisory fees of $281 million (down 34%). Combined Fixed Income and Equity Markets revenue was $6.0 billion, down 10% from the prior year. Credit Portfolio reported a loss of $12 million.

Net revenue included a $907 million loss from DVA on certain structured and derivative liabilities resulting from the tightening of the Firm’s credit spreads; this loss was composed of $352 million in Fixed Income Markets, $130 million in Equity Markets and $425 million in Credit Portfolio. Excluding the impact of DVA, net revenue was $8.2 billion and net income was $2.2 billion.

Excluding the impact of DVA, Fixed Income and Equity Markets combined revenue was $6.4 billion, down 3% from the prior year, with continued solid client revenue, and particularly strong results in rates-related and equity products. Excluding the impact of DVA, Credit Portfolio net revenue was $413 million, reflecting net interest income and fees on retained loans, and net credit valuation adjustment (“CVA”) gains.

The provision for credit losses was a benefit of $5 million, compared with a benefit in the prior year of $429 million. The ratio of the allowance for loan losses to end-of-period loans retained was 2.06%, compared with 2.52% in the prior year.

Noninterest expense was $4.7 billion, down 6% from the prior year, driven by lower compensation expense. The ratio of compensation to net revenue was 35%, excluding DVA.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

•	Ranked #1 in Global Investment Banking Fees for the quarter ended March 31, 2012.

•

Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Announced M&A; #1 in Global Long-Term Debt; #2 in Global Syndicated Loans; and #3 in Global Equity and Equity-related, based on volume, for the quarter ended March 31, 2012.

•	Return on equity was 17% on $40.0 billion of average allocated capital (23% excluding DVA).

•	End-of-period total loans were $72.7 billion, up 26% from the prior year and 2% from the prior quarter. Nonaccrual loans of $877 million were down 67% from the prior year.

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,649	$6,395	$5,466	$1,254	20%	$2,183	40%
Provision for Credit Losses	(96)	779	1,199	(875)	NM	(1,295)	NM
Noninterest Expense	5,009	4,722	4,900	287	6	109	2%
Net Income/(Loss)	$1,753	$ 533	($399)	$1,220	229%	$2,152	NM

Discussion of Results:

Net income was $1.8 billion, compared with a net loss of $399 million in the prior year.

Net revenue was $7.6 billion, an increase of $2.2 billion, or 40%, compared with the prior year. Net interest income was $3.9 billion, down by $161 million, or 4%, largely reflecting lower loan balances due to portfolio runoff. Noninterest revenue was $3.7 billion, an increase of $2.3 billion, driven by higher mortgage fees and related income, partially offset by lower debit card revenue.

The provision for credit losses was a benefit of $96 million compared with provision expense of $1.2 billion in the prior year and $779 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $1.0 billion reduction of the allowance for loan losses, due to lower estimated losses as mortgage delinquency trends improved. The prior-year provision for credit losses reflected higher net charge-offs; the prior-quarter provision reflected a net reduction of $230 million in the allowance for loan losses.

Noninterest expense was $5.0 billion, an increase of $109 million, or 2%, from the prior year.

Consumer & Business Banking reported net income of $774 million, a decrease of $119 million, or 13%, compared with the prior year.

Net revenue was $4.3 billion, down 4% from the prior year. Net interest income was $2.7 billion, relatively flat compared with the prior year, driven by the effect of higher deposit balances, predominantly offset by the impact of lower deposit spreads. Noninterest revenue was $1.6 billion, a decrease of 10%, driven by lower debit card revenue, reflecting the impact of the Durbin Amendment.

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The provision for credit losses was $96 million, compared with $119 million in the prior year. Net charge-offs were $96 million (2.19% net charge-off rate), compared with $119 million (2.86% net charge-off rate) in the prior year.

Noninterest expense was $2.9 billion, up 2% from the prior year, due to investments in sales force and new branch builds.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Average total deposits were $380.8 billion, up 8% from the prior year and 3% from the prior quarter.

•	Deposit margin was 2.68%, compared with 2.88% in the prior year and 2.76% in the prior quarter.

•	Checking accounts totaled 27.0 million, up 2% from the prior year and 2% from the prior quarter.

•

Number of branches was 5,541, an increase of 249 from the prior year and 33 from the prior quarter. Chase Private Client locations were 366, an increase of 350 from the prior year and 104 from the prior quarter.

•

End-of-period Business Banking loans were $17.8 billion, up 5% from the prior year and 1% from the prior quarter; originations were $1.5 billion, up 8% from the prior year and 11% from the prior quarter.

•	Branch sales of credit cards were down 26% from the prior year and 7% from the prior quarter.

•	Branch sales of investment products were flat compared with the prior year and increased 41% from the prior quarter.

•	Client investment assets, excluding deposits, were a record $147.1 billion, up 6% from the prior year and 7% from the prior quarter.

•	Number of active mobile customers increased 42% compared with the prior year and 2% compared with the prior quarter.

Mortgage Production and Servicing reported net income of $461 million, compared with a net loss of $1.1 billion in the prior year.

Mortgage production-related revenue, excluding repurchase losses, was $1.6 billion, an increase of $722 million, or 80%, from the prior year, reflecting wider margins, driven by market conditions and mix, and higher volumes, due to a favorable refinancing environment, including the impact of the Home Affordable Refinance Programs (“HARP”). Production expense was $573 million, an increase of $149 million, or 35%, reflecting higher volumes and a strategic shift to the Retail channel, including branches, where origination costs and margins are traditionally higher. Repurchase losses were $302 million, compared with repurchase losses of $420 million in the prior year. Mortgage production reported pretax income of $744 million, an increase of $691 million from the prior year.

Mortgage servicing-related revenue was $1.2 billion, a decline of 5% from the prior year, as a result of a decline in third-party loans serviced. Mortgage servicing rights (“MSR”) asset amortization was $351 million, compared with $563 million in the prior year; this reflected reduced amortization as a result of a lower MSR asset value. Servicing expense was $1.2 billion, a decrease of $175 million, or 13%, from the prior year. Foreclosure-related matters, including adjustments for the global settlement with federal and state agencies, resulted in approximately $200 million of additional servicing expense. The prior-year servicing expense included approximately $650 million related to

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foreclosure-related matters. MSR risk management income was $191 million, compared with a loss of $1.2 billion in the prior year. The prior year MSR risk management loss included a $1.1 billion decrease in the fair value of the MSR asset for the estimated impact of increased servicing costs. Mortgage servicing reported a pretax loss of $160 million, compared with a pretax loss of $1.9 billion in the prior year.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Record production-related revenue drove record production pretax income of $744 million ($1.0 billion excluding repurchases).

•

Mortgage loan originations were $38.4 billion, up 6% from the prior year and relatively flat compared with the prior quarter; Retail channel originations (branch and direct to consumer) were $23.4 billion, up 11% from the prior year and relatively flat compared with the prior quarter.

•	Mortgage loan application volumes were $59.9 billion, up 33% from the prior year and 14% from the prior quarter, primarily reflecting refinancing activity.

•	Total third-party mortgage loans serviced was $884.2 billion, down 7% from the prior year and 2% from the prior quarter.

Real Estate Portfolios reported net income of $518 million, compared with a net loss of $162 million in the prior year. The increase was driven by a benefit from the provision for credit losses, reflecting an improvement in credit trends.

Net revenue was $1.1 billion, down by $83 million, or 7%, from the prior year. The decrease was driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses reflected a benefit of $192 million, compared with provision expense of $1.1 billion in the prior year. The current-quarter provision benefit reflected lower charge-offs as compared with the prior year and a $1.0 billion reduction of the allowance for loan losses due to lower estimated losses as delinquency trends improved. Home equity net charge-offs were $542 million (2.85% net charge-off rate1), compared with $720 million (3.36% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $130 million (5.51% net charge-off rate1), compared with $186 million (6.80% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $131 million (1.21% net charge-off rate1), compared with $161 million (1.32% net charge-off rate1).

Nonaccrual loans were $7.0 billion, compared with $7.0 billion in the prior year and $5.9 billion in the prior quarter. Based upon regulatory guidance issued in the first quarter of 2012, the Firm began reporting performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans. Nonaccrual loans reported at the end of the first quarter included $1.6 billion of such junior liens, of which $1.4 billion were current. Excluding these junior liens, nonaccrual loans would have been $5.5 billion at the end of the first quarter. Prior periods have not been restated for this reporting change.

Noninterest expense was $419 million, up by $64 million, or 18%, from the prior year due to an increase in servicing costs.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Average home equity loans were $99.1 billion, down by $12.0 billion.

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•	Average mortgage loans were $95.5 billion, down by $12.3 billion.

•	Allowance for loan losses was $13.4 billion, compared with $14.7 billion in the prior year.

CARD SERVICES & AUTO (Card)

Results for Card				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,714	$4,814	$4,791	($100)	(2)%	($77)	(2)%
Provision for Credit Losses	738	1,060	353	(322)	(30)	385	109
Noninterest Expense	2,029	2,025	1,917	4	—	112	6
Net Income	$1,183	$1,051	$1,534	$132	13%	($351)	(23)%

Discussion of Results:

Net income was $1.2 billion, a decrease of $351 million, or 23%, compared with the prior year. The decrease reflected a higher provision for credit losses, driven by a lower reduction in the allowance for loan losses compared with the prior year.

Net revenue was $4.7 billion, a decrease of $77 million, or 2%, from the prior year. Net interest income was $3.5 billion, down $281 million, or 8%, from the prior year. The decrease was driven by lower average loan balances and narrower loan spreads, partially offset by lower revenue reversals associated with lower net charge-offs. Noninterest revenue was $1.3 billion, an increase of $204 million, or 19%, from the prior year. The increase was driven by lower partner revenue-sharing, reflecting the impact of the Kohl’s portfolio sale on April 1, 2011, and higher net interchange income, partially offset by lower revenue from fee-based products.

The provision for credit losses was $738 million, compared with $353 million in the prior year and $1.1 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $750 million to the allowance for loan losses due to lower estimated losses. The prior-year provision included a reduction of $2.0 billion to the allowance for loan losses. The Credit Card net charge-off rate1 was 4.37%, down from 6.81% in the prior year and up from 4.29% in the prior quarter; and the 30+ day delinquency rate1 was 2.55%, down from 3.55% in the prior year and 2.81% in the prior quarter. The Auto net charge-off rate was 0.28%, down from 0.40% in the prior year and 0.37% in the prior quarter.

Noninterest expense was $2.0 billion, an increase of $112 million, or 6%, from the prior year, primarily due to an expense related to a non-core product that is being exited.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 29% on $16.5 billion of average allocated capital.

•	Credit Card average loans were $127.6 billion, a decrease of $4.9 billion, or 4%, from the prior year and $1.0 billion, or 1%, from the prior quarter.

•

Credit Card sales volume[2] was $86.9 billion, up 12% compared with the prior year and down 7% compared with the prior quarter; excluding the impact of the Kohl’s portfolio sale, sales volume was up 15% compared with the prior year.

•	Credit Card new accounts of 1.7 million were opened.

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•	Card Services net revenue as a percentage of average loans was 12.22%, compared with 12.18% in the prior year and 12.26% in the prior quarter.

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Merchant processing volume was $152.8 billion, up 22% from the prior year and flat compared with the prior quarter; total transactions processed were 6.8 billion, up 21% from the prior year and flat compared with the prior quarter.

•	Average auto loans were $47.7 billion, flat compared with the prior year and up 2% from the prior quarter.

•	Auto originations were $5.8 billion, up 21% from the prior year and 18% from the prior quarter.

COMMERCIAL BANKING (CB)

Results for CB				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,657	$1,687	$1,516	($30)	(2)%	$141	9%
Provision for Credit Losses	77	40	47	37	93	30	64
Noninterest Expense	598	579	563	19	3	35	6
Net Income	$ 591	$ 643	$ 546	($52)	(8)%	$ 45	8%

Discussion of Results:

Net income was $591 million, an increase of $45 million, or 8%, from the prior year. The improvement was driven by an increase in net revenue, partially offset by higher expense and an increase in the provision for credit losses.

Net revenue was $1.7 billion, an increase of $141 million, or 9%, from the prior year. Net interest income was $1.1 billion, up by $86 million, or 8%, driven by growth in liability and loan balances, largely offset by spread compression on liability and loan products. Noninterest revenue was $557 million, up by $55 million, or 11%, compared with the prior year, driven by increased deposit- and lending-related fees, higher investment banking revenue, increased community development investment-related revenue, and higher other revenue.

Revenue from Middle Market Banking was $825 million, an increase of $70 million, or 9%, from the prior year. Revenue from Commercial Term Lending was $293 million, an increase of $7 million, or 2%, compared with the prior year. Revenue from Corporate Client Banking was $337 million, an increase of $47 million, or 16%, from the prior year. Revenue from Real Estate Banking was $105 million, an increase of $17 million, or 19%, from the prior year.

The provision for credit losses was $77 million, compared with $47 million in the prior year. Net charge-offs were $12 million (0.04% net charge-off rate), compared with net charge-offs of $31 million (0.13% net charge-off rate) in the prior year and $99 million (0.36% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.32%, down from 2.59% in the prior year and 2.34% in the prior quarter. Nonaccrual loans were $1.0 billion, down by $951 million, or 49%, from the prior year, as a result of commercial real estate repayments and loan sales; and were down $49 million, or 5%, from the prior quarter.

Noninterest expense was $598 million, an increase of $35 million, or 6%, from the prior year, primarily reflecting higher headcount-related2 expense.

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Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Return on equity was 25% on $9.5 billion of average allocated capital.

•	Overhead ratio was 36%, down from 37%.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $339 million, up by $30 million, or 10%.

•	Average loan balances were $113.8 billion, up by $14.2 billion, or 14%, from the prior year and $3.9 billion, or 4%, from the prior quarter.

•	End-of-period loan balances were $115.8 billion, up by $15.7 billion, or 16%, from the prior year and $3.8 billion, or 3%, from the prior quarter.

•	Average liability balances were $200.2 billion, up by $44.0 billion, or 28%, from the prior year and up by $1.0 billion, or 1%, from the prior quarter.

TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,014	$2,022	$1,840	($8)	—%	$174	9%
Provision for Credit Losses	2	19	4	(17)	(89)	(2)	(50)
Noninterest Expense	1,473	1,563	1,377	(90)	(6)	96	7
Net Income	$ 351	$ 250	$ 316	$101	40%	$35	11%

Discussion of Results:

Net income was $351 million, an increase of $35 million, or 11%, from the prior year. Compared with the prior quarter, net income increased by $101 million, or 40%, primarily driven by a higher Global Corporate Bank (“GCB”) credit allocation benefit and the absence of prior-quarter expense related to exiting unprofitable business.

Net revenue was $2.0 billion, an increase of $174 million, or 9%, from the prior year. Treasury Services (“TS”) net revenue was $1.1 billion, an increase of $161 million, or 18%. The increase was driven by higher deposit balances and higher trade finance loan volumes. Worldwide Securities Services net revenue was $962 million, an increase of 1% compared with the prior year.

TSS generated firmwide net revenue2 of $2.7 billion, including $1.7 billion by TS; of that amount, $1.1 billion was recorded in TS, $602 million in Commercial Banking, and $69 million in other lines of business. The remaining $962 million of firmwide net revenue was recorded in Worldwide Securities Services.

Noninterest expense was $1.5 billion, an increase of $96 million, or 7%, from the prior year. The increase was primarily driven by continued expansion into new markets.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 27%, compared with 26% in the prior year and 19% in the prior quarter.

•	Return on equity was 19% on $7.5 billion of average allocated capital.

•	Average liability balances were $357.0 billion, up 34%.

•	Assets under custody were a record $17.9 trillion, up 8%.

•	End-of-period trade finance loans were $35.7 billion, up 40%.

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ASSET MANAGEMENT (AM)

Results for AM				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,370	$2,284	$2,406	$86	4%	($36)	(1)%
Provision for Credit Losses	19	24	5	(5)	(21)	14	280
Noninterest Expense	1,729	1,752	1,660	(23)	(1)	69	4
Net Income	$ 386	$ 302	$ 466	$84	28%	($80)	(17)%

Discussion of Results:

Net income was $386 million, a decrease of $80 million, or 17%, from the prior year. These results reflected higher noninterest expense and lower net revenue.

Net revenue was $2.4 billion, a decrease of $36 million, or 1%, from the prior year. Noninterest revenue was $1.9 billion, down by $133 million, or 7%, primarily due to lower credit-related fees and lower performance fees, partially offset by net inflows to products with higher margins and higher valuations of seed capital investments. Net interest income was $483 million, up by $97 million, or 25%, due to higher deposit and loan balances, partially offset by narrower deposit spreads.

Revenue from Private Banking was $1.3 billion, down 3% from the prior year. Revenue from Institutional was $557 million, up 3%. Revenue from Retail was $534 million, down 2%.

Assets under supervision were a record $2.0 trillion, an increase of $105 billion, or 6%, from the prior year. Assets under management were a record $1.4 trillion, an increase of $52 billion, or 4%, from the prior year. Both increases were due to net inflows to long-term products and the impact of higher market levels. Custody, brokerage, administration and deposit balances were $631 billion, up by $53 billion, or 9%, due to deposit and custody inflows.

The provision for credit losses was $19 million, compared with $5 million in the prior year.

Noninterest expense was $1.7 billion, an increase of $69 million, or 4%, from the prior year, due to increased headcount-related2 expense.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Pretax margin[2] was 26%, down from 31%.

•

Assets under management reflected net inflows of $45 billion for the 12 months ended March 31, 2012. For the quarter, net outflows were $8 billion, reflecting net outflows of $25 billion from liquidity products, largely offset by inflows of $17 billion to long-term products. Long-term product flows were positive for the twelfth consecutive quarter.

•	Assets under management ranked in the top two quartiles for investment performance were 76% over 5 years, 74% over 3 years and 64% over 1 year.

•	Customer assets in 4 and 5 Star–rated funds were 42% of all rated mutual fund assets.

•	Assets under supervision were a record $2.0 trillion, up 6% from the prior year and 5% from the prior quarter.

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•	Average loans were $59.3 billion, up 32% from the prior year and 8% from the prior quarter.

•	End-of-period loans were $64.3 billion, up 38% from the prior year and 12% from the prior quarter.

•	Average deposits were $127.5 billion, up 34% from the prior year and 5% from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,689	$698	$1,512	$991	142%	$177	12%
Provision for Credit Losses	(9)	(10)	(10)	1	10	1	10
Noninterest Expense	2,769	930	562	1,839	198%	2,207	393%
Net Income/(Loss)	($563)	$223	$ 722	($786)	NM	($1,285)	NM

Discussion of Results:

Net loss was $563 million, compared with net income of $722 million in the prior year.

Private Equity reported net income of $134 million, compared with net income of $383 million in the prior year. Net revenue of $254 million was down from $699 million in the prior year, due to the absence of prior-year valuation gains on private investments. Noninterest expense was $44 million, a decrease of $69 million from the prior year.

Corporate reported a net loss of $697 million, compared with net income of $339 million in the prior year. Net revenue of $1.4 billion was driven by a $1.1 billion benefit from the Washington Mutual bankruptcy settlement and securities gains of $449 million. Noninterest expense of $2.7 billion was up from $449 million in the prior year, primarily reflecting $2.5 billion of additional litigation reserves, predominantly for mortgage-related matters.

JPMORGAN CHASE (JPM)(*)

Results for JPM				4Q11		1Q11
($ millions)	1Q12	4Q11	1Q11	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$27,417	$22,198	$25,791	$5,219	24%	$1,626	6%
Provision for Credit Losses	726	2,184	1,169	(1,458)	(67)	(443)	(38)
Noninterest Expense	18,345	14,540	15,995	3,805	26	2,350	15
Net Income	$ 5,383	$ 3,728	$ 5,555	$1,655	44%	($172)	(3)%

(*)	Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $26,712 million, $21,471 million, and $25,221 million for the first quarter of 2012, fourth quarter of 2011, and first quarter of 2011, respectively.

Discussion of Results:

Net income was $5.4 billion, down by $172 million, or 3%, from the prior year. The decrease in earnings was driven by higher noninterest expense, largely offset by higher net revenue.

Net revenue was $27.4 billion, up by $1.6 billion, or 6%, compared with the prior year. Noninterest revenue was $15.6 billion, up by $1.8 billion, or 13%, from the prior year. The increase was driven by higher mortgage fees and related income and a $1.1 billion benefit from the Washington Mutual bankruptcy settlement, partially offset by lower principal transaction revenue, driven by a

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$907 million loss from DVA. Net interest income was $11.8 billion, down by $187 million, or 2%, compared with the prior year.

The provision for credit losses was $726 million, down $443 million, or 38%, from the prior year. The total consumer provision for credit losses was $637 million, down $918 million from the prior year. The decrease in the consumer provision reflected improved delinquency trends across most consumer portfolios compared with the prior year, partially offset by the effect of a lower net reduction in the allowance for loan losses compared with the prior year. Consumer net charge-offs1 were $2.4 billion, compared with $3.6 billion in the prior year, resulting in net charge-off rates of 2.60% and 3.77%, respectively. The wholesale provision for credit losses was $89 million compared with a benefit of $386 million; prior year credit costs reflected a reduction in loan loss reserves due to an improvement in the credit environment. Wholesale net charge-offs were $5 million, compared with $165 million in the prior year, resulting in net charge-off rates of 0.01% and 0.30%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 3.11%, compared with 4.10% in the prior year. The Firm’s nonperforming assets totaled $11.7 billion at March 31, 2012, down from the prior-year level of $15.0 billion and up from the prior-quarter level of $11.0 billion.

Noninterest expense was $18.3 billion, up 15% from the prior year, driven by higher compensation and noncompensation expense, including $2.5 billion of additional litigation reserves, predominantly for mortgage-related matters.

Key Metrics and Business Updates:

(All comparisons refer to the prior-year quarter except as noted)

•	Basel I Tier 1 Common ratio[1] was 10.4% at March 31, 2012, compared with 10.1% at December 31, 2011, and 10.0% at March 31, 2011.

•	Headcount was 261,453, an increase of 18,524, or 8%.

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1. Notes on non-GAAP financial measures:

a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion, $5.7 billion and $4.9 billion at March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

c. Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm’s earnings as a percentage of TCE. In management’s view, these measures are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity, and in facilitating comparisons with competitors.

d. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued the final version of the Basel Capital Accord, commonly referred to as “Basel III.” The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted, and therefore excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies. The Firm’s understanding of the Basel III rules is based on information currently published by the Basel Committee and U.S. federal banking agencies.

e. In Card Services & Auto, supplemental information is provided for Card Services, to provide more meaningful measures that enable comparability with prior periods. The net charge-off rate and 30+ day delinquency rate presented include loans held-for-sale.

2. Additional notes on financial measures:

a. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

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c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

d. Credit card sales volume is presented excluding Commercial Card.

e. The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking, Card Services & Auto and Commercial Banking. The amount of credit provided to not-for-profit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Investment Bank.

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JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to review first-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on April 13, 2012 through midnight, April 27, 2012 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 59781283. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q12 Change
	1Q12		4Q11	1Q11	4Q11	1Q11
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$26,712		$21,471	$25,221	24%	6%
Total noninterest expense	18,345		14,540	15,995	26	15
Pre-provision profit	8,367		6,931	9,226	21	(9)
Provision for credit losses	726		2,184	1,169	(67)	(38)
NET INCOME	5,383		3,728	5,555	44	(3)

Managed Basis (a)
Total net revenue	27,417		22,198	25,791	24	6
Total noninterest expense	18,345		14,540	15,995	26	15
Pre-provision profit	9,072		7,658	9,796	18	(7)
Provision for credit losses	726		2,184	1,169	(67)	(38)
NET INCOME	5,383		3,728	5,555	44	(3)

PER COMMON SHARE DATA
Basic earnings	1.31		0.90	1.29	46	2
Diluted earnings	1.31		0.90	1.28	46	2

Cash dividends declared (b)	0.30		0.25	0.25	20	20
Book value	47.60		46.59	43.34	2	10

Closing share price (c)	45.98		33.25	46.10	38	—
Market capitalization	175,737		125,442	183,783	40	(4)

COMMON SHARES OUTSTANDING
Average: Basic	3,818.8		3,801.9	3,981.6	—	(4)
Diluted	3,833.4		3,811.7	4,014.1	1	(5)
Common shares at period-end	3,822.0		3,772.7	3,986.6	1	(4)

FINANCIAL RATIOS (d)
Return on common equity (“ROE”)	12%		8%	13%
Return on tangible common equity (“ROTCE”) (e)	16		11	18
Return on assets (“ROA”)	0.96		0.65	1.07
Return on risk-weighted assets (f)	1.76	(g)	1.21	1.90

CAPITAL RATIOS
Tier 1 capital ratio	12.6	(g)	12.3	12.3
Total capital ratio	15.6	(g)	15.4	15.6
Tier 1 common capital ratio (e)	10.4	(g)	10.1	10.0

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,320,330		$2,265,792	$2,198,161	2	6
Wholesale loans	290,866		283,016	236,007	3	23
Consumer, excluding credit card loans	304,770		308,427	321,186	(1)	(5)
Credit card loans	125,331		132,277	128,803	(5)	(3)

Total Loans	720,967		723,720	685,996	—	5
Deposits	1,128,512		1,127,806	995,829	—	13
Common stockholders’ equity	181,928		175,773	172,798	4	5
Total stockholders’ equity	189,728		183,573	180,598	3	5

Deposits-to-loans ratio	157%		156%	145%

Headcount	261,453		260,157	242,929	—	8

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,682		$726	$2,370	132	(29)
Retail Financial Services	1,753		533	(399)	229	NM
Card Services & Auto	1,183		1,051	1,534	13	(23)
Commercial Banking	591		643	546	(8)	8
Treasury & Securities Services	351		250	316	40	11
Asset Management	386		302	466	28	(17)
Corporate/Private Equity	(563)		223	722	NM	NM

NET INCOME	$5,383		$3,728	$5,555	44	(3)

(a)	For further discussion of managed basis, see Note (a) on page 13.

(b)	On March 13, 2012, the Board of Directors increased the Firm’s quarterly common stock dividend from $0.25 to $0.30 per share.

(c)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Quarterly ratios are based upon annualized amounts.

(e)	ROTCE and Tier 1 common capital ratio are non-GAAP financial ratios. ROTCE measures the Firm’s earnings as a percentage of tangible common equity. Tier 1 common capital ratio measures the quality and composition of the Firm’s capital. For further discussion of these ratios, see page 46 of the Earnings Release Financial Supplement.

(f)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(g)	Estimated.